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                                                                      EXHIBIT 23
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                        CONSENT OF INDEPENDENT AUDITORS
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THE BOARD OF DIRECTORS
INTELCOM GROUP INC.:


We consent to the use of our reports included in the registration statement (No. 333-4226) on Form S-4 of ICG Communications, Inc. dated December 8, 1995, relating to the consolidated balance sheets of IntelCom Group Inc. and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1995, and related schedule, and to the reference to our firm under the heading "Experts" in the prospectus.



                                                  KPMG PEAT MARWICK LLP


Denver, Colorado
June 14, 1996